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                                                                   EX-99.B(1)(b)

                          MANAGED MUNICIPAL FUND, INC.

                             ARTICLES SUPPLEMENTARY


         MANAGED MUNICIPAL FUND, INC. having its principal office in the City of Baltimore, certifies that:

                  FIRST:   The Corporation's Board of Directors in
         accordance with Section 2-105(c) of the Maryland General Corporation Law has adopted a resolution increasing the total number of shares of common stock which the Corporation shall have the authority to issue from twenty-five million (25,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of $25,000.00, designated Common Stock, to forty million (40,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of $40,000.00, of which fifteen million (15,000,000) shares are designated "Flag Investors Managed Municipal Fund Class A Shares" (the "Class A Shares"), two million (2,000,000) shares are designated "Flag Investors Managed Municipal Fund Class B Shares" (the "Class B Shares"), twenty million (20,000,000) shares are designated "ISI Managed Municipal Fund Shares" (the "ISI Shares"), and three million (3,000,000) shares remain undesignated.

                  SECOND: Immediately before the increase in authorized shares and the designation of the Class A Shares, Class B Shares and ISI Shares pursuant to these Articles

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         Supplementary, the Corporation was authorized to issue
         twenty-five million (25,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of $25,000.00, of which twenty-five million (25,000,000) shares were designated Common Stock in the Corporation's Articles of Incorporation, but which, out of authorized but unissued shares, had been designated (i) Flag Investors Managed Municipal Fund Shares and renamed Flag Investors Managed Municipal Fund Class A Shares; (ii) Flag Investors Managed Municipal Fund Class B Shares; and (iii) C.J. Lawrence Managed Municipal Fund Shares and renamed ISI Managed Municipal Fund Shares, respectively, by the Corporation's Board of Directors as authorized in the Corporation's Articles of Incorporation.

                  THIRD:   The Corporation is registered as an open-end
         investment company under the Investment Company Act of 1940, as amended.


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                  IN WITNESS WHEREOF, Managed Municipal Fund, Inc. has
caused these Articles Supplementary to be executed by one of its Vice-Presidents and its corporate seal to be affixed and attested by its Secretary on this 15th day of December 1993.
[CORPORATE SEAL]

                                    MANAGED MUNICIPAL FUND, INC.



                                    By: /s/ Edward J. Veilleux
                                        ----------------------------
                                        Vice-President


Attest: /s/ Brian C. Nelson
        -----------------------
            Secretary


                  The undersigned, Vice President of MANAGED MUNICIPAL FUND, INC., who executed on behalf of said corporation the foregoing Articles Supplementary to the Articles of Incorporation
of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing
Articles Supplementary to the Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of
perjury.
                                    /s/ Edward J. Veilleux
                                    ------------------------------
                                    Edward J. Veilleux